Filed pursuant to Rule 424(b)(3)

Registration No. 333-260655

Prospectus Supplement No. 6 Dated October 17, 2022

(To Prospectus Dated May 5, 2022)

2,930,000 Shares of Common Stock issuable upon exercise of the Warrants and

117,200 Shares of Common Stock issuable upon exercise of the Representative’s Warrants

______________________________________________

This Prospectus Supplement No. 6 (the “Prospectus Supplement”) updates and supplements the prospectus of Edible Garden AG Incorporated (the “Company,” “we,” “us,” or “our”) dated May 5, 2022, as updated and supplemented by Prospectus Supplement No. 1 dated June 22, 2022, Supplement No. 2 dated July 5, 2022, Supplement No. 3 dated August 3, 2022, Supplement No. 4 dated August 15, 2022, and Supplement No. 5 dated September 7, 2022 (the “Prospectus”), with the following attached documents which we filed with the Securities and Exchange Commission (the “SEC”) on October 17, 2022:

A.	Our Current Report on Form 8-K with Film No. 221312591; and

B.	Our Current Report on Form 8-K with Film No. 221312617.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our securities, you should carefully consider the risk factors section beginning on page 8 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 17, 2022.

Index to Filings

Annex
The Company’s Current Report on Form 8-K filed on October 17, 2022 with Film No. 221312591	A

The Company’s Current Report on Form 8-K filed on October 17, 2022 with Film No. 221312617	B

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2022

EDIBLE GARDEN AG INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-41371	85-0558704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

283 County Road 519, Belvidere, New Jersey   07823

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (908) 750-3953

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EDBL	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	EDBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 11, 2022, Edible Garden AG Incorporated (the “Company”) received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company no longer meets Nasdaq Listing Rule 5550(a)(2), which requires listed companies to maintain a minimum bid price of at least $1 per share.

Nasdaq Listing Rule 5810(c)(3)(A) provides a compliance period of 180 calendar days, or until April 10, 2023, in which to regain compliance with the minimum bid price requirement. If the Company evidences a closing bid price of at least $1 per share for a minimum of 10 consecutive business days during the 180-day compliance period, the Company will automatically regain compliance. In the event the Company does not regain compliance with the $1 bid price requirement by April 10, 2023, the Company may be eligible for consideration of a second 180-day compliance period if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq’s Capital Market, other than the minimum bid price requirement. In addition, the Company would also be required to notify Nasdaq of its intent to cure the minimum bid price deficiency.

If the Company fails to regain compliance with the Nasdaq continued listing standards, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel.

The notification has no immediate effect on the listing of the Company’s common stock on Nasdaq. The Company intends to monitor the closing bid price of its common stock and consider its available options in the event the closing bid price of its common stock remains below $1 per share.

Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words like “believe,” “intend,” “may,” “will,” and “would” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what is currently known about its business and operations, there can be no assurance that actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ materially from its expectations or beliefs are disclosed in the “Risk Factors” section, as well as other sections, of its reports filed with the Securities and Exchange Commission, which include, without limitation, its ability to regain compliance with the Nasdaq Listing Standards and maintain the listing of its securities on Nasdaq. All forward-looking statements speak only as of the date on which they are made and the Company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDIBLE GARDEN AG INCORPORATED

Date: October 17, 2022	/s/ Michael James
	Name:	Michael James
	Title:	Chief Financial Officer

Annex B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2022

EDIBLE GARDEN AG INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-41371	85-0558704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

283 County Road 519, Belvidere, New Jersey	07823
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 750-3953

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EDBL	TheNasdaq Stock Market LLC
Warrants to purchase Common Stock	EDBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2022, the board of directors (the “Board”) of Edible Garden AG Incorporated (the “Company”) appointed Deborah K. Pawlowski to the Board, effective immediately. Ms. Pawlowski will serve on the Board until the Company’s 2023 annual meeting of stockholders and until her successor has been duly elected and qualified or until her earlier death, disqualification, resignation or removal. Ms. Pawlowski has been appointed to the Audit Committee, Compensation Committee, and Nominating and Governance Committee of the Board and has been appointed as Chair of the Compensation Committee. Ms. Pawlowski will be compensated for her service on the Board in the same manner as the Company’s other non-employee directors.

Ms. Pawlowski was not selected to serve on the Board under any arrangement or understanding between her and any other person. The Company is not aware of any transactions with Ms. Pawlowski that would require disclosure under Item 404(a) of Regulation S-K.

The Company believes the appointment of Ms. Pawlowski will bring the Company into compliance with Listing Rules 5605(b)(1) and 5605(c)(2) of The Nasdaq Stock Market LLC (“Nasdaq”) and cure the July 28, 2022 notice it received from Nasdaq that the Company was not in compliance with those Listing Rules.

Item 8.01. Other Events.

On October 17, 2022, the Company issued a press release announcing the appointment of Ms. Pawlowski to the Board. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words like “believe,” and “will,” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what is currently known about its business and operations, there can be no assurance that actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ materially from its expectations or beliefs are disclosed in the “Risk Factors” section, as well as other sections, of its reports filed with the Securities and Exchange Commission, which include, without limitation, its ability to regain compliance with the Nasdaq Listing Standards and maintain the listing of its securities on Nasdaq. All forward-looking statements speak only as of the date on which they are made and the Company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated October 17, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDIBLE GARDEN AG INCORPORATED

Date: October 17, 2022	/s/ Michael James
	Name:	Michael James
	Title:	Chief Financial Officer